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                                                                    EXHIBIT 11.1

                               ALTERA CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)


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
                                                 THREE MONTHS ENDED   SIX MONTHS ENDED
                                                 ------------------  -----------------
                                                 June 30,  June 30,  June 30,  June 30,
                                                   1997      1996      1997     1996
                                                 -------   -------   -------   -------
PRIMARY:

Weighted average shares outstanding               88,340    87,412    88,106    87,334

Net effect of dilutive stock options               5,285     4,136     5,282     4,444
                                                 -------   -------   -------   -------


Total                                             93,625    91,548    93,388    91,778
                                                 =======   =======   =======   =======

Net income                                      $ 39,729  $ 24,265  $ 73,785  $ 55,705
                                                 =======   =======   =======   =======

Income per share                                $   0.42  $   0.27  $   0.79  $   0.61
                                                 =======   =======   =======   =======


FULLY DILUTED:

Weighted average shares outstanding               88,340    87,412    88,106    87,334

Net effect of dilutive stock options               5,325     4,136     5,477     4,422

Assumed conversion of convertible subordinated
notes                                              8,990     8,990     8,990     8,990
                                                 -------   -------   -------   -------

Total                                            102,655   100,538   102,573   100,746
                                                 =======   =======   =======   =======

Net income                                      $ 39,729  $ 24,265  $ 73,785  $ 55,705

Add:
Convertible subordinated notes interest, net
of income taxes and capitalized interest           1,455     1,896     3,079     3,816
                                                 -------   -------   -------   -------

Adjusted net income                             $ 41,184  $ 26,161  $ 76,864  $ 59,521
                                                 =======   =======   =======   =======

Income per share                                $   0.40  $   0.26  $   0.75  $   0.59
                                                 =======   =======   =======   =======
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